PRICING SUPPLEMENT NO. 24                       Rule 424(b)(2)
TRADE DATE  March 15, 1996                      Registration No. 33-58365
(To Prospectus Supplement dated May 15, 1995
including the Prospectus dated April 5, 1995)     CUSIP Number: 89350M EQ 9

                                $3,000,000,000
                       TRANSAMERICA FINANCE CORPORATION
                         MEDIUM-TERM NOTES, SERIES E
               Due from 9 Months to 30 Years from Date of Issue


Floating Rate Note (X)                      Fixed Rate Note( )
Senior Medium-Term Note ( )                 Subordinated Medium-Term Note(X)

Principal Amount:      $20,000,000.00       Issue Price: 100%
Original Issue Date:   March 20, 1996       Specified Currency: U.S. Dollars
Interest Accrual Date: March 20, 1996       Maturity Date: March 22, 1999

Redemption Date(s):  None                   New             Notice of
Redemption Price(s): N/A                    Maturity        Renewal
Authorized Denominations (if other than     Date(s):        Date(s):
denominations of $100,000 and integral
multiples of $1,000 in excess thereof
in U.S. Dollars):    N/A

Repayment Date(s):   None                   Interest Payment Period:
Repayment Price(s):  N/A                      Quarterly

Original Issue Discount                     Interest Payment Dates:
Note:  ( ) Yes   (X) No                       22nd of each March, June,
                                              September and December (or
                                              modified following business
                                              day)
Total Amount of OID:        N/A
Yield to Maturity:          N/A             Global Security: (X)Yes  ( ) No
Initial Accrual Period OID: N/A             Exchange Rate Agent:    N/A
Method Used to Determine                    Historical Exchange Rate:  N/A
Yield to Maturity and Initial
Accrual Period OID:         N/A

(Only applicable to Floating Rate Notes):   Spread (plus or minus):   + .15%
  Initial Interest Rate:    5.5875          Spread Multiplier:        N/A
  Index Maturity:           3 Month         Maximum Interest Rate:    N/A
  Base Rate(s):             LIBOR           Minimum Interest Rate:    N/A
    If LIBOR, Designated LIBOR Page:        Calculation Rate Agent:   Bank
                                              of New York
    ( ) LIBOR Reuters
    (X) LIBOR Telerate page 3750            Name of Agent: First Chicago
                                                      Capital Markets,Inc.
Index Currency:  U.S. Dollars               Agent's Discount or
Interest Reset Period:  Quarterly           Commission: $55,000.00
Interest Reset Dates:   Same as Interest    Net Proceeds to Co:  $19,945,000.00
                         Payment Dates
( ) Agent is acting as Agent for the sale of Notes by the Company at a price
to the public of ( ) 100% of Principal Amount   ( ) ____% of Principal Amount

(X) Agent is purchasing Notes from the Company as Principal for resale to investors and other purchasers at: (X) a fixed initial public offering price of 100% of the principal amount; ( ) a fixed initial public offering price of____% of the principal amount; ( ) varying prices relating to prevailing market prices at time of resale to be determined by Agent.
Additional Terms:  N/A